Exhibit 99.2

Electronic Servitor Publication Network, Inc. Finalizes the Acquisition of Assets of PhiTech Management LLC

MINNEAPOLIS, Dec. 27, 2023 (GLOBE NEWSWIRE) -- via IBN -- Electronic Servitor Publication Network, Inc. (OTCQB: XESP), a digital engagement company, has finalized its purchase of the assets of PhiTech Management, LLC (“PhiTech”), a digital activation and engagement technology company.

PhiTech provides customer and content workflow applications designed to connect people with customized content through dynamic content provisioning creating relevant digital relationships. On Dec. 22, 2023, XESP acquired PhiTech’s proven proprietary Digital Engagement Engine™, a sophisticated tech stack built on microservices architecture that helps companies enhance the reach and lift of their content to targeted and new audiences.

“The asset purchase of PhiTech allows XESP to further automate and enhance our foundational digital activation and engagement technology —the Digital Engagement Engine —while bringing increased value, efficiencies and growth for our customers,” said Peter Hager, XESP CEO.

XESP previously accessed PhiTech technologies, processes and support through a licensing agreement signed in October 2021. The agreement provided XESP with rights to use PhiTech technology and services for the eSports and eGaming markets and right of first refusal for other industries for additional fees. XESP now owns the technology in accordance with the terms of an Asset Purchase Agreement by and between XESP and PhiTech dated Dec. 22, 2023.

Thomas Spruce, XESP COO and sole director, said: “We are excited about this acquisition that further strengthens our capabilities and enhances shareholder and client value. Over the past two years, we had the opportunity to fully assess the capabilities of PhiTech’s technologies through our licensing agreement and to check their fit with the commercialization of our managed services and with our strategic plans. It quickly became apparent that the fit was a good one and we then began to pursue bringing those assets into our company.”

XESP will expand business development planning and communications through channel partners and consultants and fully engage in efforts to create rapid expansion and adoption of its managed service product across multiple verticals.

About Electronic Servitor Publication Network

Electronic Servitor Publication Network, Inc. (OTCQB: XESP) is a digital engagement company providing growth for B2B companies through its digital activation and engagement solutions for multiple verticals. XESP’s managed service product is powered by a sophisticated tech stack – the Digital Engagement Engine™. XESP’s technology provides intelligent interaction management, dynamic content provisioning, and a logic-driven workflow that creates relevant digital experiences that accelerate an audience from awareness to action – driving growth for client companies.

Company Contact:

Denny Spruce, COO

833.991.0800

info@xespn.com

Corporate Communications:

InvestorBrandNetwork (IBN)

Los Angeles, California

www.InvestorBrandNetwork.com

310.299.1717 Office

Editor@InvestorBrandNetwork.com